UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 17, 2006 (August 9, 2006)

MYRIAD ENTERTAINMENT & RESORTS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24789 (Commission File Number)	64-0872630 (IRS Employer Identification No.)

10050-112 Street, 10th Floor, Suite 1000 Edmonton, Alberta Canada T5K 2J1 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (780) 431-0086

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 9, 2006, Myriad Entertainment & Resorts, Inc. (the “Company”) entered into an employment agreement with Mr. Nick Lopardo pursuant to which Mr. Lopardo became the Company’s Chairman of the Board. Mr. Lopardo replaced Mr. Scott Hawrelechko, our founder and Chief Financial Officer, upon Mr. Hawrelechko resigning as Chairman. The term of Mr. Lopardo’s agreement is for three years. Mr. Lopardo shall earn a base salary of $400,000 per year, payable upon the Company securing $5 million in financing. Mr. Lopardo is entitled to receive an annual incentive bonus. Further, Mr. Lopardo may be entitled to receive certain financing bonuses equal to 2% of the total proceeds raised in a debt financing and 3% of the total proceeds raised in an equity financing. Moreover, Mr. Lopardo shall receive a total of six million shares of the Company’s restricted common stock, three million of which to be issued upon signing of the agreement and three million to be issued in three equal amounts over the next three years.

A copy of Mr. Lopardo’s employment agreement has been filed as Exhibit 10.12 to the Company’s Amendment No. 1 to Registration Statement on Form SB-2, dated August 11, 2006, and is incorporated herein by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINICPAL OFFICERS.

On August 9, 2006, the Company hired Mr. Nick Lopardo as its Chairman of the Board to replace Mr. Scott Hawrelechko, who resigned from that position. Mr. Hawrelechko, the Company’s founder, will remain as the Company’s Chief Financial Officer.

Please see Item 1.01 above for additional information.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

Not applicable.

(b) PRO FORMA FINANCIAL INFORMATION.

Not applicable.

(c) EXHIBITS.
Exhibit Number	Description

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD ENTERTAINMENT & RESPORTS, INC.
Date: August 17, 2006	By: /s/ Scott Hawrelechko Scott Hawrelechko ChiefFinancial Officer